Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS ANNOUNCES COMPLETE RESPONSE LETTER FROM FDA ON SCHERING-PLOUGH’S NEW
DRUG APPLICATION FOR OTC ZEGERID
SAN DIEGO (January 13, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that Schering-Plough HealthCare Products, Inc. has received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) seeking approval to sell a ZEGERID® branded omeprazole/sodium bicarbonate product with the dosage strength of 20 mg of omeprazole in the U.S. over-the-counter (OTC) heartburn market.
The letter outlined questions that the FDA identified during its review of the NDA for OTC ZEGERID. Santarus is in regular communication with Schering-Plough who intends to continue to work closely with the FDA on a confidential basis to expeditiously address these questions and secure approval of OTC ZEGERID.
As previously disclosed, the NDA for OTC ZEGERID was submitted by Schering-Plough in March 2008 under the terms of a license agreement signed in October 2006 for OTC proton pump inhibitor products using Santarus’ proprietary technology.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary prescription products that address the needs of patients treated by gastroenterologists and other targeted physicians. The company’s current commercial efforts are primarily focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension, which are indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which are indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI compounds, budesonide MMX® and rifamycin SV MMX® for the U.S. market. Budesonide MMX is being investigated in two multi-center Phase III clinical trials for the induction of remission of mild-to-moderate ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in traveler’s diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: whether the FDA ultimately approves the Schering-Plough NDA in a timely manner or at all; whether, subject to receipt of FDA approval, Schering-Plough is able to generate market demand and acceptance for OTC ZEGERID and, in turn, generate sales milestones and royalty payments for Santarus; Schering-Plough’s level of commitment, the potential for termination of the licensing arrangement and other risks related to the licensing arrangement; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Ltd.
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